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                             EMPLOYMENT AGREEMENT

           AGREEMENT made as of the 9th day of April, 1996 between JUMPIN' JAX CORPORATION, a corporation incorporated under the laws of the State of Nevada, U.S.A. (the "Corporation"), and STEPHEN M. SPELLMAN, an individual residing at 4608 Cascade Lane, Edina, Minnesota 55436, U.S.A. ("Spellman").

           WHEREAS, the Corporation wishes to retain the services of Spellman as Vice President, Finance of the Corporation and Spellman is willing, upon the terms and conditions set forth herein, to serve as Vice President, Finance of the Corporation.

           NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree, intending to be legally bound, as follows:

           1 . TERM. The Corporation shall employ Spellman for a period of two years beginning on the date hereof until April 9, 1998 (the "Initial Term") unless earlier terminated pursuant to Paragraph 7 below. Thereafter, this Agreement shall be automatically renewed for additional one year terms on the same terms and conditions contained herein, (each a "Renewal Term") unless within ninety (90) days prior to the end of any Initial Term or Renewal Term, a party has given notice not to further extend this Agreement to the other party.

           2 . DUTIES. Spellman shall serve the Corporation (and any affiliates or subsidiaries of the Corporation) in such capacity or capacities, and shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation, as may be determined from time to time by the Chairman of the Corporation (the "Chairman") and Board of Directors of the Corporation (the "Board") consistent with the duties of his office as Vice President, Finance. Spellman shall (i) devote his full time (which shall not be less than 40 hours per week), attention and best efforts during normal business hours to the business and affairs of the Corporation, (ii) diligently and faithfully perform those duties that may reasonably be assigned to Spellman; and
(iii) use his best efforts to promote the interests and goodwill of the Corporation.

           3.  COMPENSATION.

                      .1 Base Salary. In full consideration of the services to be rendered by Spellman, including without limitation, any services which may be rendered by Spellman as an officer, director or member of any committee of the Corporation, or any subsidiary or affiliate of the Corporation, the Corporation shall pay Spellman, and Spellman shall accept, exclusive of bonuses, benefits or other compensation, an annual base salary of One Hundred Thousand Dollars ($100,000) which may be further reviewed and adjusted periodically (upward, but not downward) by the Board (the "Base Salary"). The Base Salary shall be payable in equal installments in accordance with the usual payroll practices of the Corporation which are in effect from time to time but in no event less frequently than monthly. Spellman's Base Salary shall be subject to all applicable withholding and other taxes to the extent required by law. Not withstanding the foregoing, the Corporation shall pay Spellman at the rate of Seventy Eight Thousand Dollars


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($78,000) per annum until such time as the Corporation closes on an offering of its Common Stock of at least $3,000,000 after the date of this agreement. Upon closure of such offering, the Corporation shall pay Spellman a lump-sum within 30 days after such closing in order to bring his base salary current to the $100,000 level.

                      .2 Performance Bonus. In addition to Spellman's Base Salary, Spellman shall also be entitled to a performance bonus from time to time in the discretion of the Board which shall also be subject to all applicable withholding and other taxes to the extent required by law.

           4. STOCK OPTION. The Corporation hereby grants to Spellman a qualified stock option ("ISO") pursuant to and in accordance with the Corporation's Incentive Stock Option Plan (the "ISOP") to purchase all or any part of an aggregate of 250,000 shares of common stock of the Corporation, subject to the terms and conditions of the ISOP. The purchase price of the common stock covered by the ISO shall be the closing price of the Corporation's common stock on the date hereof as reported by the Nasdaq Bulletin Board. The ISO shall expire ten years from the date hereof subject to Article 7 and contain a cashless exercise feature. The ISO may be, but is not required to be, evidenced by a stock option grant agreement.

           5. EXPENSES. Spellman shall be reimbursed for all reasonable and necessary travel and other out-of-pocket expenses actually and properly incurred by Spellman from time to time in connection with carrying out his duties hereunder. For all such expenses Spellman shall furnish to the Corporation originals of all invoices or statements in respect of which Spellman seeks reimbursement.

           6.  BENEFITS.

                      .1 Vacation. Spellman shall be entitled to three (3) weeks paid vacation per fiscal year of the Corporation at a time approved in advance by the Board, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of Spellman's responsibilities. In the event that Spellman decides not to take all the vacation to which he is entitled in any fiscal year, Spellman shall be entitled to take up to one week of such vacation in the next following fiscal year (but not to be carried over into the second succeeding fiscal year) at a time approved in advance by the Board.

                      .2 Automobile Allowance. The Corporation shall provide Spellman with a $600 per month automobile allowance. In addition, the Corporation shall pay or reimburse Spellman for gasoline expenses properly incurred or to be incurred in connection with Spellman carrying out his duties hereunder. Spellman shall supply the Corporation with the originals of all invoices or statements in respect of which Spellman seeks reimbursement.


                      .3 Additional Benefits. While employed by the Corporation pursuant to this Agreement, Spellman shall be entitled to (i) participate, subject to qualification requirements, in medical or other insurance or hospitalization plan and policies which are presently in effect or hereinafter instituted by the Corporation and applicable to its executive officers generally, (iii) participate, subject to classification requirements and continued maintenance thereof by the


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Corporation, in other employee benefit plans, such as profit sharing plans, which are from time to time applicable to the Corporation's executive officers generally, and (iv) such other employment benefits as the Board may determine in its sole discretion from time to time.

           7. TERMINATION. Spellman's employment hereunder may be terminated as follows:

                      .1 Cause. The Corporation may terminate Spellman's employment immediately upon notice to Spellman for "cause," which shall mean (i) acts of fraud, dishonesty, gross negligence, or willful misconduct, (ii) felony convictions, (iii) violation of the terms and conditions of this Agreement, or
(iv) if Spellman or any member of his family makes any personal profit arising out of or in connection with a transaction to which the Corporation is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the Board. In the event that Spellman's employment is terminated hereunder for "cause," (i) the Corporation shall have no further obligations to Spellman in connection with Spellman's employment except for salary and bonus (if any) earned by Spellman as of the date of termination, and
(ii) that portion of the ISO vested through the time of such termination, and any and all other rights accruing under the ISO, shall be immediately forfeited and terminated.

                      .2 Failure to Perform Duties. The Corporation may terminate Spellman's employment hereunder if (i) there is a repeated and demonstrated failure on the part of Spellman to perform the material duties of Spellman's position in a competent manner and Spellman fails to substantially remedy the failure within a period of thirty (30) days after receiving written notice of such failure from the Corporation, or (ii) Spellman disobeys reasonable instructions given in the course of employment by the Board, that are not inconsistent with Spellman's position and is not remedied by Spellman within thirty (30) days after receiving written notice of such disobedience. In such an event, the Corporation shall have no further liability or obligation hereunder except for salary and bonus (if any) earned by Spellman as of the date of termination. Spellman shall also be entitled to exercise in accordance with the ISOP that portion of the ISO which is vested as of the date of such resignation.

                      .3 Without Cause. The Corporation may terminate Spellman's employment hereunder at any time upon notice to Spellman without "cause" (as defined above) and without failure to perform duties, for any reason or no reason. In such event, Spellman shall be entitled to receive the total of:


                                 .1  that number of months' salary as set
forth below times the then applicable Base Salary rate:

                                i.   if the employment was less than three
years, eight months' salary;

                                ii.  if the employment was more than three
years but less than five years, twelve months' salary; and

                                iii. if the employment was more than five
years, fifteen months' salary.


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                                .2  the present value, as determined by the
Chairman of the Corporation, of (i) the amounts that would have been paid by the Corporation or reimbursed to the Spellman pursuant to Section 6.2 and (ii) the benefits described in Section 6.3, that, in each case, would have been enjoyed by Spellman for the four months following his termination had he not been terminated.

Spellman agrees to accept said severance payments in full satisfaction of any liability that the Corporation might have to him. Spellman shall also be entitled to exercise in accordance with the ISOP that portion of the ISO which is vested as of the date of such termination.

                      .4 Death or Disability. Spellman's employment hereunder shall terminate upon his death or disability. In either event, Spellman or his estate, as applicable, shall be entitled to receive, within 30 days of the date of such termination, the balance of the Base Salary that would otherwise be paid to him during the remainder of the then existing term of this Agreement. Spellman agrees upon the request of the Corporation to comply with the requirements necessary for the Corporation to obtain key-man life insurance on Spellman. Spellman, or his estate, as applicable shall also be entitled to exercise in accordance with the ISOP that portion of the ISO which is vested as of the date of such death or disability. Spellman shall be deemed to have become permanently disabled if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of Spellman, Spellman has been continuously unable or unwilling or has failed to perform Spellman's duties for 120 consecutive days, or if, during any year of the employment period, Spellman has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the employment period.

                      .5 Voluntary Resignation. Spellman may terminate his employment with the Corporation upon 60 days' prior written notice in which case the Corporation shall have no further liability or obligation hereunder except for salary and bonus (if any) earned by Spellman as of the date of termination. Spellman shall also be entitled to exercise in accordance with the ISOP that portion of the ISO which is vested as of the date of such resignation.


           8.  CONFIDENTIALITY.  Spellman acknowledges and agrees that:

                      .1 In the course of performing his duties and responsibilities as an officer and employee of the Corporation, he has had and will continue to have access to, and has been and will be entrusted with, detailed confidential information and trade secrets (printed or otherwise) concerning past, present, future and contemplated products, services, operations and marketing techniques and procedures of the Corporation and its affiliates and subsidiaries, including, without limitation, information relating to addresses, preferences, needs and requirements of past, present and prospective clients, customers, suppliers and employees of the Corporation and its affiliates and subsidiaries (collectively, the "Trade Secrets"), the disclosure of which, or the use of which by Spellman other than in the course of his employment or other person or entity, would be highly detrimental to the Corporation's interests.


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                      .2  In the course of performing his duties and
responsibilities for the Corporation, Spellman has been and will continue in the future to be a representative of the Corporation to its customers, clients and suppliers, and as such, has had and will continue in the future to have significant responsibility for maintaining and enhancing the goodwill of the Corporation with such customers, clients and suppliers and would not have, except by virtue of his employment with the Corporation, developed a close and direct relationship with the customers, clients and suppliers of the Corporation.

                      .3 Spellman, as an officer of the Corporation, owes fiduciary duties to the Corporation, including the duty to act in the best interests of the Corporation, and to disclose any conflicts of interest or potential conflicts of interest in writing to the Corporation.

                      .4 Except as may be in furtherance of Spellman's performance of his duties under this Agreement, Spellman agrees that he shall not at anytime (whether during the employment period or thereafter), directly or indirectly disclose or furnish, or knowingly permit others to disclose or furnish, to any other person or entity, or use for his own benefit or the benefit of others, any Trade Secrets, data, records or other confidential information relating to the business, techniques, operations and condition (financial or otherwise) of the Corporation. Without limiting the generality of the foregoing, confidential information about Employer shall include but not be limited to information about product development, research endeavors, license and patent applications, regulatory approvals, operational methods, other technical and scientific processes and know-how and other business affairs and methods, plans for future developments, names and addresses of any customers or prospective customers or the particulars of Employer's dealings with any such customers, and any other information of Employer not readily available to the public.

           9 . NON-SOLICITATION. Spellman hereby agrees that he will not, during the period commencing on the date hereof and ending two years following the expiration of the term of this Agreement for any reason, (i) solicit, canvass, or accept any business for any other business similar to, or in direct competition with, the Corporation, from any past, present or future ("future" as used herein shall mean at or prior to the time of termination of employment) customer of the Corporation, (ii) directly or indirectly induce or attempt to influence any employee of the Corporation to terminate his or her employment, or
(iii) directly or indirectly contact or request any present or future (as defined above) customer of the Corporation to curtail or cancel their business with the Corporation.

           10 . NON-COMPETITION. Spellman hereby agrees and undertakes that he shall not, at any time during the period commencing on the date hereof and ending two (2) years following the expiration of the term of this Agreement for any reason, on his own behalf or on behalf of any person, directly, in any capacity whatsoever including, without limitation, as an employer, employee, principal, agent, joint venture, partner, shareholder or other equity holder, independent contractor, licenser, licensee, franchiser, franchisee, distributor, consultant, supplier, or trustee, or by or through any corporation, co-operative, partnership, unincorporated association, company, limited liability company or limited liability partnership, trust, entity with juridical personality, or otherwise in connection with any person, carry on or be engaged in or have any financial or other interest in, or be otherwise commercially involved, in any endeavor, activity or business in any territory where such endeavor, activity or business carries on the same business as or is in direct competition with the business carried on by the Corporation, except that Spellman may be a shareholder in such an endeavor, activity or business provided that Spellman shall be a passive investor owning less than five per cent of the issued and outstanding voting securities of such endeavor, activity or business on a fully diluted basis.

           11 . ENFORCEABILITY. Spellman hereby confirms and agrees that the covenants and restrictions pertaining to Spellman contained in this Agreement, including, without limitation, those contained in Paragraphs 8, 9 and 10 hereof, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by Spellman of his obligations under any such covenant or restriction. Accordingly, Spellman hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled to, in addition to any action for damages, temporary and permanent injunctive relief enjoining and restraining Spellman from any such breach.

           12 . REFORMATION. It is expressly understood and agreed that although the parties hereto consider the restrictions contained in Paragraphs 8, 9 and 10 of this Agreement to be reasonable for the purpose of preserving the goodwill, proprietary rights and going business value of the Corporation, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction set forth in Paragraphs 8, 9 and 10 in this Agreement is an unreasonable or otherwise unenforceable restriction against Spellman, the parties to this Agreement do hereby authorize such court to revise and amend this Agreement so to produce a legally enforceable agreement and, if the court refuses to do so, the parties hereto agree that the provisions of Paragraphs 8, 9, and 10 hereof shall not be rendered void but shall be deemed amended to apply to such time, territory and to such other extent as such court may judicially determine or indicate to be reasonable.

           13 . PROPERTY RIGHTS. Subject to the last sentence of this Paragraph, the Corporation shall acquire exclusive right, title, and interest to all inventions, discoveries, improvements, designs, ideas, know-how, technology and the like developed, conceived, or invented by Spellman, in whole or in part, whether written or in some other form and whether or not patentable or eligible for protection under any copyright law. Without limiting the generality of the foregoing, Spellman hereby assigns to the Corporation (i) all rights to any inventions, or to improvements, and all rights to apply for United States and/or foreign letters of patent granted upon such inventions, and (ii) any copyrights Spellman may have in materials created by him or otherwise generated during the employment term, and the Corporation shall have the sole right to apply for and obtain copyright protection for any materials for which such protection can be obtained and to obtain such copyright renewals. Despite any of the foregoing, nothing in this Paragraph 13 shall apply to an invention for which no equipment, supplies, facility or trade secret information of the Corporation is used and which is developed entirely on Spellman's own time, and (i) does not relate directly to the business of the Corporation or to the Corporation's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Spellman for the Corporation.

           14 . REPRESENTATIONS OF SPELLMAN. Spellman hereby represents and warrants to the Corporation that (i) Spellman is not a party to any other employment agreement, agreement not to compete or similar agreement with any other party, and (ii) entering into this Agreement in no way contravenes or conflicts with the terms and conditions of any other agreement to which Spellman is a party.

           15 . DISCLOSURE. During the employment period, Spellman shall promptly disclose to the Board full information concerning any interest, direct or indirect, of Spellman (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to Spellman to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to the Corporation or to any of its suppliers or customers.

           16 . RETURN OF MATERIALS. All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries and associates that may come into the possession or control of Spellman from and after the date of the execution hereof, including but not limited to the Trade Secrets, shall at all times remain the property of the Corporation or such subsidiary or associates, as the case may be. On termination of Spellman's employment for any reason, Spellman shall deliver promptly to the Corporation all such property of the Corporation in the possession or power of Spellman or directly or indirectly under the control of Spellman. Spellman agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation, provided that the making of such reproductions or copies shall be permitted if the purpose thereof is not inconsistent with any express term of this Agreement.

           17 . NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three (3) business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three (3) business days after the resumption of postal service. Notices shall be addressed as follows:

           If to the Corporation:       3025 Harbor Ln. N., Suite. 315
                                        Minneapolis, MN USA 55447
                                        Attn: Richmond W.A. Chandler

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           with a copy to:              Schneck Weltman Hashmall & Mischel LLP
                                        1285 Avenue of the Americas
                                        New York, NY  10019
                                        Attn:  Felice F. Mischel

           If to Spellman:              4608 Cascade Lane
                                        Edina, Minnesota 55436

           18 . LEGAL ADVICE. Spellman hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek, and was not prevented nor discouraged by the Corporation from seeking independent legal advice, prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this Agreement.

           19 . NO ASSIGNMENT. Spellman may not assign, pledge or encumber Spellman's interest in this Agreement nor assign any of the rights or duties of Spellman under this Agreement without the prior written consent of the Corporation. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal and legal representatives and permitted assigns of Spellman.

           20 . MISCELLANEOUS. The failure of any party to insist on the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such waiving party. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the parties relating thereto. No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by the parties hereto. If for any reason any portion of any provision of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible as if this

Agreement had been executed with the invalid, void or unenforceable portion or provision eliminated.

           21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, exclusive of its conflict of laws rules.


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           IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

                                      JUMPIN' JAX CORPORATION


                                      By:__________________________
                                      Name:
                                      Title:

                                      -----------------------------
                                      Stephen M. Spellman